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                               EXHIBIT 10.1

                           EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of April 23, 1998, between THE COLONEL'S RUGGED LINER, INC., a Pennsylvania corporation (the "Company") and its successors and assigns, and MARK GERMAN (the "Employee").

     The parties agree as follows:

     1. EMPLOYMENT AND DUTIES. The Company hereby agrees to employ the Employee, and the Employee hereby accepts such employment, as the President of the Company (the "Employment"). Except as the parties may otherwise agree, the Employee's duties with respect to the Employment shall be substantially similar to those that he previously performed as the President of each of Rugged Liner, Inc., Aerocover, Inc., Ground Force, Inc., and Triad Management Group, Inc., Pennsylvania corporations (collectively, the "Rugged Liner Companies"), prior to the merger of the Rugged Liner Companies with and into the Company pursuant to the agreement and plan of merger dated as of March 13, 1998, as amended (the "Merger Agreement"), as well as other duties assigned from time to time by Employer and/or The Colonel's International, Inc., the parent corporation of Employer. Unless Employee otherwise agrees, he shall perform his duties hereunder from Employer's facility located in Mt. Braddock, Pennsylvania.

     2. TERM OF EMPLOYMENT. Unless the Employee's Employment with the Company is sooner terminated pursuant to the provisions of Section 4 of this Agreement, the term of the Employee's Employment hereunder shall be for a period beginning on the date of this Agreement and extending for a period of four (4) years (the "Term").

     3. COMPENSATION. The Employee will be compensated during the Employment as follows:

          (a) BASE SALARY. Except as mutually agreed otherwise by the parties, the Employee's base salary will be One Hundred Thirty Thousand Dollars ($130,000) per year, subject to normal payroll deductions and payable in equal monthly installments.

          (b) MEDICAL/HOSPITALIZATION INSURANCE. Employer shall provide the Employee, at Employer's sole cost and expense, with medical/hospitalization insurance benefits covering both the Employee and his spouse and immediate family substantially comparable to such medical/hospitalization insurance benefits provided to employees of The Colonel's, Inc. and other corporate affiliates of Employer.

          (c) DISABILITY INSURANCE. Employer at its sole cost and expense, shall provide the disability insurance covering the Employee substantially comparable to disability insurance benefits provided to
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employees of The Colonel's, Inc. and other corporate affiliates of
Employer.

          (d) LIFE INSURANCE POLICIES. Employer shall provide, at its sole cost and expense, a life insurance policy covering the Employee in such coverage amounts as may be determined by Employer.

          (e) BONUSES. Employee shall be eligible for periodic bonuses as determined in the discretion of Employer.

          (f) GENERAL FRINGE BENEFITS. Employee shall be entitled to participate with other employees of Employer in all fringe benefits for which he may be eligible in his employment capacity hereunder, and as may be authorized from time to time by Employer.

          (g) EXPENSE REIMBURSEMENT. Employer shall promptly reimburse the Employee for all expenses incurred by the Employee in performing services hereunder on Employer's behalf in accordance with Employer's established policy with respect thereto.

     4. TERMINATION. The Employment may be terminated during the Term of this Agreement as set forth in this Section:

          (a) DEATH. The Employment will terminate automatically upon the death of Employee.

          (b) DISABILITY. The Company may terminate the Employment under this subsection if the Employee is unable to perform his duties due to a disability for a period in excess of twelve (12) weeks.

          (c) TERMINATION BY COMPANY FOR CAUSE. The Company may terminate the Employment immediately for Cause, defined as misappropriation of Company property, intentional damage to Company property or activities in aid of a competitor.

          (d) TERMINATION BY EMPLOYEE FOR BREACH. Company may terminate the Employment for Employee's material breach of this Agreement, or neglect or refusal to perform the Employment Responsibilities in any material respect, upon giving Employee thirty (30) days prior written notice specifying the grounds for the termination; provided, however, that if Employee cures the material breach, neglect or refusal to perform Employment Responsibilities, as the case may be, within such thirty (30) day period, the termination shall not go into effect.

          (e) DISCRETIONARY TERMINATION BY EMPLOYEE. The Employee may terminate the Employment at will at any time with ninety (90) days' advance written notice to the Company and the Employee agrees not to leave the Company without giving such notice.

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Upon termination of the Employment pursuant to this Section 4 or upon expiration of this Agreement, the Employee will not be entitled to any further compensation or benefits of any kind from the Company, except for salary accrued through the date of termination and vested retirement benefits (if any).

     5. CONFLICTS OF INTEREST. During the Employment, the Employee will not acquire any financial interest in, accept gifts or favors from or establish any relationship other than on behalf of the Company with, any customer, supplier, distributor or other person who does or seeks to do business with the Company, unless Employee has disclosed the financial interest, gift, favor or relationship to the Company's Board of Directors in writing and has received the approval of the Board by written resolution for such activity or transaction.

     6. LOYALTY AND CONFIDENTIALITY. The Employee will be loyal to the Company during the Employment and will forever hold in strictest confidence and will not use or disclose any information regarding a Protected Party's (defined below) techniques, processes, developmental or experimental work, business plans, trade secrets, customer or prospect names or information or proprietary or confidential information relating to the current or planned products, services, sales, employees or business of any Protected Party, except as such disclosure or use may be required in connection with the Employee's work for the Company. Upon termination of the Employment, the Employee will deliver to the Company any and all materials relating to the business of any Protected Party, including without limitation all customer lists and information, keys, financial information, business notes, business plans, Company-provided automobiles or other equipment, credit cards, memoranda, specifications and documents. All Company property will be returned promptly and in good condition except for normal wear. The Employee agrees not to retain any photocopies, reproductions, summaries or notes of or concerning any materials covered by this Section 6. This covenant will continue in effect after termination of the Employment and shall survive expiration of this Agreement. The parties agree that any breach or threatened breach of the Employee's covenants in this Section 6 would cause the Company irreparable harm and that injunctive relief would be appropriate. For purposes of this Agreement, the term "Protected Party" means the Company and any other parent, affiliate or subsidiary corporation of the Company.

     7. IDEAS, CONCEPTS AND INVENTIONS RELATING TO COMPANY'S BUSINESS. All business ideas and concepts and all inventions, improvements and developments made or conceived by the Employee, either solely or in collaboration with others, during the term of Employee's Employment, whether or not during working hours, and relating to the Company's business or any aspect thereof or to any business or product the Company is considering entering or developing, shall become and remain the exclusive


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property of the Company, its successors and assigns.  The Employee shall disclose promptly in writing to the Company all such ideas, concepts, inventions, improvements and developments, and will cooperate in confirming, protecting and obtaining legal protection of the Company's ownership rights by patent, copyright or other legal means. This provision shall continue in effect after termination of the Employment and shall survive expiration of this Agreement as to ideas, concepts, inventions, improvements and developments made or conceived in whole or in part prior to the date the Employment terminates. The parties agree that any breach of the Employee's covenants in this Section 7 would cause the Company irreparable harm and that injunctive relief would be appropriate.

     8.   COVENANT NOT TO COMPETE.   In consideration of the Employment,
Employee agrees that, during the Term of this Agreement and, if the Employment is terminated pursuant to Section 4(c), 4(d) or 4(e), for a period of two (2) years after such termination, Employee will not, in the Restricted Area (defined below), engage in the Business (as defined in the Merger Agreement) or any other business in which the Company is engaged or planning to engage on the date the Employment terminates, nor will the Employee directly or indirectly compete with the Company, or perform services for, advise, be financially interested in, or own any interest in or loan money to, any other business engaged (or seeking the Employee's services with a view to becoming engaged) in the Business or any other business in which the Company is engaged or planning to engage on or prior to the date the Employment terminates. For purposes of this Section 8, the term "Restricted Area" means the geographic United States. The Employee agrees that any violation of this Section 8 is likely to cause such damage to the Company as may be irreparable or impossible of ascertainment. The Employee agrees that the Company shall, as a matter of course, be entitled to an injunction issued out of any court of competent jurisdiction pertaining to any violations of this Section 8 and such injunction or injunctions shall be cumulative and in addition to any other remedies that the Company may have. The Employee acknowledges that the geographical areas covered by this Section 8 and the periods of duration of such restrictions are reasonable and necessary for the protection of the Company. In the event that any of the provisions of this Section 8 shall be held to be invalid or unenforceable, the same shall not affect the validity or enforceability of the other provisions of this Section 8, and in the event that such claim of invalidity or unenforceability of any of the provisions shall be predicated upon the length of the term of this
Section 8 or the area covered thereby, such provision shall not be deemed invalid or unenforceable but shall be deemed modified to the maximum area and maximum term of variation as any court of competent jurisdiction shall deem reasonable and necessary and as valid and enforceable

     9. BINDING AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit (a) the Company and its


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successors and assigns (including, without limitation, any successor by merger) and (b) the Employee and, with respect to the payments to be made by the Company hereunder, his heirs, executors, administrators and legal representatives, but shall not be assignable or delegable by the Employee.

     10. CAPACITY. The Employee hereby represents and warrants that, in entering into this Agreement, he is not in violation of any employment contract or employment agreement, whether written or oral, with any other person, firm, partnership, corporation or other entity. In the event that such a violation or interference does occur, or is alleged to occur, notwithstanding the representation and warranty made hereunder, the Employee shall indemnify the Company from and against any and all manner of expenses and liabilities incurred by the Company or any affiliated company in connection with such violation or interference or alleged violation or interference.

     11. ENTIRE AGREEMENT. No agreements or representations, oral or otherwise, express or implied, with respect to the Employee's Employment with the Company or any of the subjects covered by this Agreement have been made by either party that are not set forth expressly in this Agreement and this Agreement supersedes and renders void and of no force and effect any pre-existing employment agreements.

     12. AMENDMENT AND WAIVER. No provisions of this Agreement may be amended, modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing specifically authorized by a written Board resolution, and signed by the Employee and by such officer as may be specifically designated by the Board in such resolution. No waiver by either party at any time of any breach or non-performance of this Agreement by the other party shall be deemed a waiver of any prior or subsequent breach or non-performance.

     13. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. If a court of competent jurisdiction ever determines that any provision of this Agreement is unenforceable as written, it is the intent of the parties that such provision shall be deemed narrowed or revised (as to scope, duration or any other matter) only to the extent necessary to allow its enforcement. Such revision shall thereafter govern in such jurisdiction, subject only to any allowable appeals of such court decision.

     14. ASSIGNABILITY. This Agreement contemplates personal services by the Employee, and Employee may not transfer or assign Employee's rights or obligations under this Agreement, except that Employee may designate beneficiaries for benefits as allowed by the Company's benefit programs. This Agreement shall not be assigned by the Company.


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     15.  GOVERNING LAW.  The validity, interpretation and construction of this Agreement are to be governed by the laws of the State of Michigan, without regard to principles of conflicts of law.



          IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.


                              THE COLONEL'S RUGGED LINER, INC.


                              By /S/RICHARD S. SCHOENFELDT
                                 Richard S. Schoenfeldt
                                 Its Secretary and Treasurer



                              /S/ MARK GERMAN
                              MARK GERMAN




























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